Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

SECOND QUARTER 2015 RESULTS

ARIZONA, August 10, 2015—Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers over 160 graduate and undergraduate degree programs across eight colleges both online and on ground at our 200+ acre campus in Phoenix, Arizona, today announced financial results for the quarter ended June 30, 2015.

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Grand Canyon Education, Inc. Reports Second Quarter 2015 Results

For the three months ended June 30, 2015:

•	Net revenue increased 10.2% to $174.7 million for the second quarter of 2015, compared to $158.6 million for the second quarter of 2014.

•	End-of-period enrollment increased 9.1% to 62,935 at June 30, 2015, from 57,707 at June 30, 2014, as ground enrollment increased 10.9% to 5,254 at June 30, 2015, from 4,738 at June 30, 2014 and online enrollment increased 8.9% to 57,681 at June 30, 2015, from 52,969 at June 30, 2014.

•	Operating income for the second quarter of 2015 was $42.3 million, an increase of 11.5% as compared to $37.9 million for the same period in 2014. The operating margin for the second quarter of 2015 was 24.2%, compared to 23.9% for the same period in 2014.

•	Adjusted EBITDA increased 7.7% to $54.3 million for the second quarter of 2015, compared to $50.4 million for the same period in 2014.

•	The tax rate in the second quarter of 2015 was 39.0% compared to 38.9% in the second quarter of 2014.

•	Net income increased 11.7% to $25.8 million for the second quarter of 2015, compared to $23.1 million for the same period in 2014.

•	Diluted net income per share was $0.55 for the second quarter of 2015, compared to $0.49 for the same period in 2014.

For the six months ended June 30, 2015:

•	Net revenue increased 13.1% to $368.9 million for the six months ended June 30, 2015, compared to $326.0 million for the same period in 2014.

•	Operating income for the six months ended June 30, 2015 was $98.2 million, an increase of 20.8% as compared to $81.3 million for the same period in 2014. The operating margin for the six months ended June 30, 2015 was 26.6%, compared to 24.9% for the same period in 2014.

•	Adjusted EBITDA increased 16.5% to $121.3 million for the six months ended June 30, 2015, compared to $104.1 million for the same period in 2014.

•	The tax rate in the six months ended June 30, 2015 and 2014 was 38.9% for both periods.

•	Net income increased 21.5% to $60.0 million for the six months ended June 30, 2015, compared to $49.4 million for the same period in 2014.

•	Diluted net income per share was $1.27 for the six months ended June 30, 2015, compared to $1.05 for the same period in 2014.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the six months ended June 30, 2015 and 2014 primarily through cash provided by operating activities. Our unrestricted cash, cash equivalents and investments were $134.2 million and $166.0 million at June 30, 2015 and December 31, 2014, respectively. Our restricted cash, cash equivalents and investments at June 30, 2015 and December 31, 2014 were $63.7 million and $67.8 million, respectively.

The University generated $81.7 million in cash from operating activities for the six months ended June 30, 2015 compared to $89.4 million for the six months ended June 30, 2014. The decrease in cash generated from operating activities between the six months ended June 30, 2014 and the six months ended June 30, 2015 is primarily due to the timing of income tax related payments partially offset by increased net income.

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Grand Canyon Education, Inc. Reports Second Quarter 2015 Results

Net cash used in investing activities was $94.7 million and $130.1 million for the six months ended June 30, 2015 and 2014, respectively. Our cash used in investing activities was primarily related to capital expenditures. Capital expenditures were $111.9 million and $82.0 million for the six months ended June 30, 2015 and 2014, respectively. During the first six months of 2015, capital expenditures primarily consisted of ground campus building projects such as the construction of four additional dormitories, an additional classroom building for our College of Science, Engineering and Technology, a new parking structure and land purchases adjacent to our Phoenix campus to support our growing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. During the first six months of 2014, capital expenditures primarily consisted of ground campus building projects such as the construction of an additional classroom building, additional residence halls, the expansion of our arena, and land purchases adjacent to our Phoenix campus to support our growing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Also included in investing activities is the net short-term investment activity. In the first six months of 2015 proceeds from the sale of short-term investments exceeded purchases by $17.3 million whereas in the first six months of 2014 purchases exceeded proceeds by $48.1 million.

Net cash used in financing activities was $1.5 million for the six months ended June 30, 2015 whereas net cash provided by financing activities was $5.0 million for the six months ended June 30, 2014. During the first six months of 2015 $4.2 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards while principal payments on notes payable and capital leases totaled $3.4 million. These uses were partially offset by proceeds from the exercise of stock options of $2.7 million and excess tax benefits from share-based compensation of $3.4 million. During the first six months of 2014, proceeds from the exercise of stock options of $6.6 million and excess tax benefits from share-based compensation of $7.1 million were partially offset by $3.6 million used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards, $1.7 million used to purchase treasury stock in accordance with the university’s share repurchase program and principal payments on notes payable and capital leases totaled $3.3 million.

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Grand Canyon Education, Inc. Reports Second Quarter 2015 Results

2015 Outlook by Quarter

Q3 2015:	Net revenue of $191.8 million; Target Operating Margin 24.7%; Diluted EPS of $0.65 using 47.6 million diluted shares; student counts of 75,600
Q4 2015:	Net revenue of $211.9 million; Target Operating Margin 28.4%; Diluted EPS of $0.78 using 47.9 million diluted shares; student counts of 75,200
Full Year 2015:	Net revenue of $772.6 million; Target Operating Margin 26.6%; Diluted EPS of $2.70 using 47.5 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations, lawsuits, or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with strategic initiatives, including the potential conversion of our university operations to non-profit status, the expansion of our campus, potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the development of new campuses; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects of our students; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Second Quarter 2015 Results

Conference Call

Grand Canyon Education, Inc. will discuss its second quarter 2015 results and 2015 outlook during a conference call scheduled for today, August 10, 2015 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 75266655 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 75266655. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers over 160 graduate and undergraduate degree programs across eight colleges both online and on ground at our 200+ acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers of our students. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian, liberal arts foundation. Approximately 62,900 students were enrolled as of June 30, 2015. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Second Quarter 2015 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
(In thousands, except per share data)
Net revenue	$174,726	$158,594	$368,853	$326,026
Costs and expenses:
Instructional costs and services	75,357	67,847	154,044	138,525
Admissions advisory and related, including $489 and $806 for the three months ended June 30, 2015 and 2014, respectively, and $994 and $1,611 for the six months ended June 30, 2015 and 2014, respectively, to related parties	27,372	26,208	55,705	52,469
Advertising	18,419	15,751	38,450	32,463
Marketing and promotional	1,788	1,907	3,482	3,698
General and administrative	9,534	8,994	18,930	17,548

Total costs and expenses	132,470	120,707	270,611	244,703

Operating income	42,256	37,887	98,242	81,323
Interest expense	(146)	(356)	(521)	(879)
Interest and other income	127	197	384	334

Income before income taxes	42,237	37,728	98,105	80,778
Income tax expense	16,461	14,659	38,150	31,421

Net income	$25,776	$23,069	$59,955	$49,357

Earnings per share:
Basic income per share	$0.56	$0.51	$1.31	$1.09

Diluted income per share	$0.55	$0.49	$1.27	$1.05

Basic weighted average shares outstanding	46,012	45,598	45,901	45,403

Diluted weighted average shares outstanding	47,263	46,990	47,233	46,917

Grand Canyon Education, Inc. Reports Second Quarter 2015 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, exit or lease termination costs or the gain recognized on the settlement of a third party note receivable. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, share-based compensation, one time unusual charges or gains such as estimated litigation and regulatory reserves, exit costs, contract and lease termination fees are not considered reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirement for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited, in thousands)
Net income	$25,776	$23,069	$59,955	$49,357
Plus: interest expense net of interest income	19	159	137	545
Plus: income tax expense	16,461	14,659	38,150	31,421
Plus: depreciation and amortization	8,159	6,997	16,239	13,852

EBITDA	50,415	44,884	114,481	95,175

Plus: royalty to former owner	74	74	148	148
Plus: prepaid royalty impairment and other fixed asset impairments	872	1,969	872	3,056
Plus: estimated litigation and regulatory reserves	50	870	241	897
Plus: share-based compensation	2,909	2,633	5,512	4,837

Adjusted EBITDA	$54,320	$50,430	$121,254	$104,113

Grand Canyon Education, Inc. Reports Second Quarter 2015 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

(In thousands, except par value)	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$50,710	$65,238
Restricted cash, cash equivalents and investments	63,696	67,840
Investments	83,533	100,784
Accounts receivable, net	8,158	7,605
Deferred income taxes	6,441	6,149
Other current assets	18,539	19,429

Total current assets	231,077	267,045
Property and equipment, net	588,275	478,170
Prepaid royalties	3,503	3,650
Goodwill	2,941	2,941
Other assets	3,145	3,907

Total assets	$828,941	$755,713

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$36,410	$22,715
Accrued compensation and benefits	23,101	23,995
Accrued liabilities	14,883	13,533
Income taxes payable	220	4,906
Student deposits	64,895	69,584
Deferred revenue	42,409	36,868
Due to related parties	401	403
Current portion of capital lease obligations	518	91
Current portion of notes payable	6,620	6,616

Total current liabilities	189,457	178,711
Capital lease obligations, less current portion	170	406
Other noncurrent liabilities	3,953	4,513
Deferred income taxes, noncurrent	15,469	15,974
Notes payable, less current portion	76,565	79,877

Total liabilities	285,614	279,481

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 50,237 and 49,746 shares issued and 47,133 and 46,744 shares outstanding at June 30, 2015 and December 31, 2014, respectively	502	497
Treasury stock, at cost, 3,104 and 3,002 shares of common stock at June 30, 2015 and December 31, 2014, respectively	(58,000)	(53,770)
Additional paid-in capital	170,194	158,549
Accumulated other comprehensive loss	(315)	(35)
Retained earnings	430,946	370,991

Total stockholders’ equity	543,327	476,232

Total liabilities and stockholders’ equity	$828,941	$755,713

Grand Canyon Education, Inc. Reports Second Quarter 2015 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In thousands)	2015	2014
Cash flows provided by operating activities:
Net income	$59,955	$49,357
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	5,512	4,837
Excess tax benefits from share-based compensation	(3,361)	(7,085)
Provision for bad debts	7,412	7,061
Depreciation and amortization	16,387	14,000
Deferred income taxes	(1,077)	(862)
Prepaid royalty impairment	—	966
Other, including fixed asset impairments	872	2,090
Changes in assets and liabilities:
Restricted cash, cash equivalents and investments	4,144	11,135
Accounts receivable	(7,965)	(8,359)
Prepaid expenses and other	1,373	2,062
Due to/from related parties	(2)	46
Accounts payable	(1,083)	(1,151)
Accrued liabilities and employee related liabilities	422	2,087
Income taxes receivable/payable	(1,214)	16,956
Deferred rent	(560)	(665)
Deferred revenue	5,541	8,870
Student deposits	(4,689)	(11,905)

Net cash provided by operating activities	81,667	89,440

Cash flows used in investing activities:
Capital expenditures	(111,903)	(82,013)
Purchases of investments	(25,023)	(87,217)
Proceeds from sale or maturity of investments	42,274	39,145

Net cash used in investing activities	(94,652)	(130,085)

Cash flows (used in) provided by financing activities:
Principal payments on notes payable and capital lease obligations	(3,374)	(3,346)
Repurchase of common shares including shares withheld in lieu of income taxes	(4,230)	(5,338)
Excess tax benefits from share-based compensation	3,361	7,085
Net proceeds from exercise of stock options	2,700	6,634

Net cash (used in) provided by financing activities	(1,543)	5,035

Net decrease in cash and cash equivalents	(14,528)	(35,610)
Cash and cash equivalents, beginning of period	65,238	55,824

Cash and cash equivalents, end of period	$50,710	$20,214

Supplemental disclosure of cash flow information
Cash paid for interest	$534	$916
Cash paid for income taxes	$39,986	$14,885
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$20,623	$10,210
Purchases of equipment through capital lease obligations	$257	$—
Tax benefit of Spirit warrant intangible	$129	$130
Shortfall tax expense from share-based compensation	$18	$14

Grand Canyon Education, Inc. Reports Second Quarter 2015 Results

The following is a summary of our student enrollment at June 30, 2015 and 2014 by degree type and by instructional delivery method:

	2015(1)		2014(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	28,224	44.8%	24,438	42.3%
Undergraduate degree	34,711	55.2%	33,269	57.7%

Total	62,935	100.0%	57,707	100.0%

	2015(1)		2014(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	57,681	91.7%	52,969	91.8%
Ground(4)	5,254	8.3%	4,738	8.2%

Total	62,935	100.0%	57,707	100.0%

(1)	Enrollment at June 30, 2015 and 2014 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at June 30, 2015 and 2014 are students pursuing non-degree certificates of 858 and 795, respectively.
(2)	Includes 6,106 and 4,930 students pursuing doctoral degrees at June 30, 2015 and 2014, respectively.
(3)	As of June 30, 2015 and 2014, 47.2% and 44.4%, respectively, of our working adult students (online and professional studies students) were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students attending summer semester, and our professional studies students.